FORM OF
INVESTMENT MANAGEMENT AGREEMENT


October [  ], 1997

Smith Barney Mutual Funds Management Inc.
388 Greenwich Street
New York, New York 10013


Dear Sirs:

	This Investment Management Agreement (the "Agreement") is made on this [ ] day of October, 1997, by and between Smith Barney Investment Funds Inc. , a corporation organized under the laws of the State of Maryland (the "Corporation"), in respect of its new series, Smith Barney Hansberger
 Global Value Fund (the "Fund"), and Smith Barney Mutual Funds Management
 Inc. ("SBMFM") as follows:

1.	Investment Description; Appointment

	The Fund desires to employ its capital by investing and reinvesting in investments of the kind and in accordance with the limitations specified in:
(i)
the Corporation's Charter as amended from time to time (the "Charter of the Corporation"); (ii) the Fund's Prospectus (the "Prospectus"); and (iii) the
 Fund's Statement of Additional Information (the "Statement") filed with the Securities and Exchange Commission (the "SEC") as part of the Fund's Registration Statement on Form N-1A, as amended from time to time, and in such manner and to such extent as may from time to time be approved by the Board of Directors of the Corporation (the "Board"). Copies of the Fund's Prospectus and the Statement and the Charter of the Corporation hav
en or will be submitted to SBMFM. The Corporation desires to employ and hereby appoints SBMFM to act as investment manager for the Fund. SBMFM accepts the appointment and agrees to furnish the services for the compensation set forth below. SBMFM is hereby authorized to retain third parties and is hereby authorized to delegate some or all of its duties and obligations hereunder to such persons, provided such persons shall remain under the general supervision of SBMFM.


2.	Services as Investment Manager

	Subject to the supervision and direction of the Board, SBMFM will: (a) assist in supervising all aspects of the Fund's operations; (b) supply the Fund with office facilities (which may be in SBMFM's own offices), statistical and research data, data processing services, clerical, accounting and bookkeeping services, including, but not limited to, the calculation o
f (i) the net asset value of shares of the Fund, (ii) applicable contingent deferred sales charges and similar fees and charges and (iii) distribu fees, internal auditing and legal services, internal executive and administrative services, and stationery and office supplies; and (c)
 prepare reports to shareholders of the Fund, tax returns and reports to and filings with the SEC and state blue sky authorities.

3.	Compensation

	In consideration of the services rendered pursuant to this Agreement, the Corporation will pay SBMFM, on the first business day of each month, a fee for the previous month at an annual rate of 0.95% of the Fund's average daily net assets. The fee for the period from the date the Fund commences its investment operations to the end of the month during which the Fund commences its investment operations shall be pro-rated according to the proportion that such period bears to the full monthly period. Upon any mination of this Agreement before the end of any month, the fee for such part of that month shall be pro-rated according to the proportion that such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. For the purpose of determining fees payable to SBMFM, the value of the Fund's net assets shall be computed at the times and in the manner specified in the Fund's Prospectus and/or the Statement, as from time to time in effect.

4.	Expenses

	SBMFM will bear all expenses in connection with the performance of its services under this Agreement.  The Fund will bear certain other expenses to be incurred in its operation, including: investment advisory and administration fees;
 charges of custodians and transfer and dividend disbursing agents; fees for necessary professional services, such as the Fund's and Board members'
 proportionate share of insurance premiums, professional associations, dues and/or assessments; and brokerage services, including t
, interest and commissions; costs attributable to investor services, including without limitation, telephone and personnel expenses; costs of preparing and printing prospectuses and statements of additional information for regulatory purposes and for distribution to existing shareholders;
 the costs of regulatory compliance, such as SEC fees and state blue sky qualifications fees; outside auditing and legal expenses and costs associated with maintaining the Fund's legal existence; costs of shareholders' repo
and meetings of the officers or Board; fees of the members of the Board who are not officers, directors or employees of Smith Barney, Inc. or its affiliates or any person who is an affiliate of any person to whom duties may be delegated hereunder and any extraordinary expenses.  In addition, the Fund will pay all service and distribution fees pursuant to a Services and Distribution Plan adopted under Rule 12b-1 of the Investment Company
 Act of 1940, as amended (the "1940 Act").
5.	Reimbursement to the Fund

	If in any fiscal year the aggregate expenses of the Fund (including fees pursuant to this Agreement, but excluding distribution fees, interest, taxes, brokerage and, if permitted by state securities commissions, extraordinary expenses) exceed the expense limitations of any state having jurisdiction over the Fund, SBMFM will reimburse the Fund for that excess expense to the extent required by state law in the same proportion as its respective fees bear to the combined fees for investment advice and administ
on. The expense reimbursement obligation of SBMFM will be limited to the amount of its fees hereunder. Such expense reimbursement, if any, will be estimated, reconciled and paid on a monthly basis.

6.	Brokerage

	In selecting brokers or dealers to execute transactions on behalf of the Fund,
 SBMFM will seek the best overall terms available.  In assessing the best overall terms available for any transaction, SBMFM will consider factors it deems relevant, including, but not limited to, the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of the commission, if any, for the specific transaction and on a conti
g basis.  In selecting brokers or dealers to execute a particular transaction, and in evaluating the best overall terms available, SBMFM is authorized to consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, a
s amended) provided to the Fund and/or other accounts over which SBMFM or its affiliates exercise investment discretion.

7.	Information Provided to the Fund

SBMFM will keep the Corporation informed of developments materially affecting the Fund's portfolio, and will, on its own initiative, furnish the Corporation from time to time with whatever information SBMFM believes is appropriate for this purpose.

8.	Standard of Care

	SBMFM shall exercise its best judgment in rendering the services listed in paragraph 2 above. SBMFM shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, provided that nothing in this
Agreement shall be deemed to protect or purport to protect SBMFM against any liability to the Corporation or to the Fund's shareholders to which
 SBMFM would otherwise be subject by reason of willful malfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of SBMFM 's reckless disregard of its obligations and duties under this Agreement.

9.	Services to Other Companies or Accounts

	The Corporation understands that SBMFM now acts, will continue to act and may act in the future as: investment adviser to fiduciary and other managed accounts, as well as to other investment companies; and the Corporation has no objection to SBMFM's so acting, provided that whenever the Fund and one or more other investment companies advised by SBMFM have available funds for investment, investments suitable and appropriate for each will be allocated in accordance with a formula believed to be equitable to
BMFM to assist in the performance of SBMFM's duties under this Agreement will not devote their full time to such service and nothing contained in this Agreement shall be deemed to limit or restrict the right of SBMFM or any affiliate of SBMFM to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

l0.	Term of Agreement

	This Agreement shall become effective as of the date the Fund commences its investment operations and continue for an initial two-year term and shall continue thereafter so long as such continuance is specifically approved at least annually by (i) the Board or (ii) a vote of a "majority" (as defined in the 1940 Act) of the Fund's outstanding voting securities, provided that in either event the continuance is also approved by a majority of the Board members who are not "interested persons" (as defined in th
by the Board or by vote of holders of a majority of the Fund's shares, or upon 90 days' written notice, by SBMFM. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act).

11.	Representation by the Corporation

	The Corporation represents that a copy of the Charter of the Corporation is on file with the State of Maryland Department of Assessments and Taxation.

12.	Limitation of Liability

	The Corporation and SBMFM agree that the obligations of the Corporation under this Agreement shall not be binding upon any of the Board members, shareholders, nominees, officers, employees or agents, whether past, present
 or
future, of the Corporation individually, but are binding only upon the assets and property of the Fund, as provided in the Charter of the Corporation.
 The execution and delivery of this Agreement have been duly authorized by the
 Corporation and SBMFM, and signed by an authorized offic
hem individually or to impose any liability on any of them personally, but shall bind only the assets and property of the Fund as provided in the Charter of the Corporation.

	If the foregoing is in accordance with your understanding, kindly indicate your acceptance hereof by signing and returning the enclosed copy of this Agreement to us.

			Very truly yours,


	Smith Barney Investment Funds Inc.
		on behalf of
	Smith Barney Hansberger Global Value Fund



	By:
	Title:

Accepted:
Smith Barney Mutual Funds Management Inc.



By:
Title: